Exhibit 1.4

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CLOSURE OF REGISTER OF MEMBERS FOR HONG KONG SHARES AND

ANNOUNCEMENT IN RELATION TO THE WITHHOLDING AND PAYMENT OF ENTERPRISE INCOME TAX FOR

NON-RESIDENT ENTERPRISES IN RESPECT OF THE PROPOSED 2021 FINAL DIVIDEND

Reference is made to the 2021 annual results announcement of China Mobile Limited (the “Company”) published on 23 March 2022. The board of directors of the Company (the “Board”) proposed to pay a final dividend of HK$2.43 per share (before withholding and payment of PRC enterprise income tax, and subject to adjustment in case of any change in the total number of issued shares of the Company between 23 March 2022 and the Record Date (as defined below)) for the financial year ended 31 December 2021 (the “2021 Final Dividend”) to the shareholders of the Company. The 2021 Final Dividend is subject to shareholders’ approval at the annual general meeting of the Company to be held on Wednesday, 18 May 2022 (the “2022 AGM”). The notice of the 2022 AGM, the accompanying circular and the proxy form have been despatched to holders of shares in the Company listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “Hong Kong Shares”) in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

This announcement constitutes a notice pursuant to section 632 of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

Holders of shares in the Company listed on the Main Board of the Shanghai Stock Exchange (the “RMB Shares”) should refer to announcement(s) which the Company may from time to time publish on the websites of the Shanghai Stock Exchange and the Company with respect to 2022 AGM and 2021 Final Dividend arrangements applicable to holders of RMB Shares.

Closure of Register of Members for Hong Kong Shares

Notice is hereby given that the register of members of the Company for the Hong Kong Shares will be closed during the following periods:

i.

from Friday, 13 May 2022 to Wednesday, 18 May 2022 (both days inclusive) for the purpose of ascertaining entitlement of holders of Hong Kong Shares to attend and vote at the 2022 AGM. In order to be eligible to attend and vote at the 2022 AGM, all transfers of Hong Kong Shares accompanied by the relevant share certificates must be lodged with the Company’s Hong Kong share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai,

Hong Kong not later than 4:30 p.m. on Thursday, 12 May 2022; and

ii.

from Friday, 27 May 2022 to Tuesday, 31 May 2022 (both days inclusive) for the purpose of ascertaining entitlement of holders of Hong Kong Shares to the 2021 Final Dividend. In order to qualify for the 2021 Final Dividend, all transfers of Hong Kong Shares accompanied by the relevant share certificates must be lodged with the Company’s Hong Kong share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong not later than 4:30 p.m. on Thursday, 26 May 2022.

Subject to the approval by shareholders at the 2022 AGM, the 2021 Final Dividend will be paid on or about Wednesday, 15 June 2022 to those holders of Hong Kong Shares on the register of members on Tuesday, 31 May 2022 (the “Record Date”).

Withholding and Payment of Enterprise Income Tax For Non-Resident Enterprise in Respect of the 2021 Final Dividend

Pursuant to the “Enterprise Income Tax Law of the People’s Republic of China” (the “Enterprise Income Tax Law”), the “Detailed Rules for the Implementation of the Enterprise Income Tax Law of the People’s Republic of China” and the “Notice regarding Matters on Determination of Tax Residence Status of Chinese-controlled Offshore Incorporated Enterprises under Rules of Effective Management”, the Company is required to withhold and pay 10 per cent. enterprise income tax on the distribution of the 2021 Final Dividend to non- resident enterprise holders of Hong Kong Shares. The withholding and payment obligation lies with the Company. In respect of all holders of Hong Kong Shares whose names appear on the Company’s register of members as at the Record Date who are not individuals (including HKSCC Nominees Limited (“HKSCC”), corporate nominees or trustees such as securities companies and banks, and other entities or organizations, which are all considered as non- resident enterprise holders of Hong Kong Shares), the Company will distribute the 2021 Final Dividend after deducting enterprise income tax of 10 per cent.. The Company will not withhold and pay the individual income tax in respect of the 2021 Final Dividend payable to any natural person holders of Hong Kong Shares whose names appear on the Company’s register of members as at the Record Date.

If any resident enterprise (as defined in the Enterprise Income Tax Law) holder of Hong Kong Shares listed on the Company’s register of members which is duly incorporated in the PRC or under the laws of a foreign country (or a region) but with a PRC-based de facto management body, does not desire to have the Company withhold and pay the said 10 per cent. enterprise income tax, it shall lodge with Hong Kong Registrars Limited documents from its governing tax authority confirming that the Company is not required to withhold and pay enterprise income tax in respect of the dividend to which it is entitled not later than 4:30 p.m. on Thursday, 26 May 2022.

Investors who invest in Hong Kong Shares through the Shanghai Stock Exchange or the Shenzhen Stock Exchange (the Shanghai-Hong Kong Stock Connect or the Shenzhen-Hong Kong Stock Connect investors), whether natural persons or enterprises, are investors who hold Hong Kong Shares through HKSCC, and in accordance with the above requirements, the Company will pay to HKSCC the amount of the 2021 Final Dividend after withholding for payment the 10 per cent. enterprise income tax.

Investors should read this announcement carefully. If anyone would like to change the identity of the holders of Hong Kong Shares in the register of members, please enquire about the relevant procedures with the nominees or trustees. The Company will withhold for payment of the enterprise income tax for non-resident enterprise holders of Hong Kong Shares strictly in accordance with the relevant laws and requirements of the relevant government departments and adhere strictly to the information set out in the Company’s register of members on the Record Date. The Company assumes no liability whatsoever in respect of and will not entertain any claims arising from any delay in, or inaccurate determination of, the status of the holders of Hong Kong Shares or any disputes over the mechanism of withholding and payment of enterprise income tax.

By Order of the Board
China Mobile Limited
Wong Wai Lan, Grace
Company Secretary

Hong Kong, 13 April 2022

FORWARD-LOOKING STATEMENTS

Certain statements contained in this announcement may be viewed as “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from those implied by such forward-looking statements. In addition, the Company does not intend to update these forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company’s most recent Annual Report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.

As at the date of this announcement, the Board of Directors of the Company comprises Mr. Yang Jie, Mr. Dong Xin, Mr. Wang Yuhang and Mr. Li Ronghua as executive directors and Dr. Moses Cheng Mo Chi, Mr. Paul Chow Man Yiu, Mr. Stephen Yiu Kin Wah and Dr. Yang Qiang as independent non-executive directors.